EXHIBIT 99.1

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568

Telephone 770/813-9200

FOR IMMEDIATE RELEASE
Tuesday, February 22, 2005

CONTACT:	Molly Dye	or	Andy Beck
	Vice President, Corporate Relations		Senior Vice President and
	(770) 813-6044		Chief Financial Officer
(770) 813-6083

AGCO REPORTS FOURTH QUARTER RESULTS
Adjusted Earnings Per Share Increases 40% to $0.56 For the Quarter
and 51% to $1.87 For the Full Year Before New Accounting Rule

     DULUTH, GA – February 22 – AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported net income per share of $0.52 per share for the fourth quarter of 2004. Adjusted net income per share, which excludes restructuring and other infrequent (income) expenses, was also $0.52 per share for the fourth quarter of 2004. These results compare to reported net income per share of $0.39 per share and adjusted net income per share of $0.40 per share for the fourth quarter of 2003. Net sales for the fourth quarter of 2004 were approximately $1.5 billion, an increase of 48% over 2003.

     For the full year, reported net income per share was $1.71 per share in 2004 compared to $0.98 per share in 2003. Adjusted net income per share was $1.75 per share for the full year of 2004 versus $1.24 per share for the full year of 2003. Net sales for the full year of 2004 increased 51% over 2003 to approximately $5.3 billion.

     Net income per share for the quarter and full year of 2004 were impacted by the fourth quarter implementation of EITF Issue No. 04-08 related to the treatment of contingently convertible debt in the calculation of diluted net income per share. The implementation of this accounting pronouncement required AGCO to include approximately 9.0 million additional shares of common stock that may be issued upon conversion of AGCO’s 1.75% convertible senior subordinated notes. Adjusted net income per share calculated under the previous method, which would have excluded the shares associated with the convertible notes, would have been $0.56 per share for the fourth quarter and $1.87 per share for the full year of 2004. Net income per share for 2003 was not impacted by the adoption of the accounting rule.

     “We are pleased with the improvements achieved in 2004,” stated Martin Richenhagen, AGCO’s President and Chief Executive Officer. “In particular, sales growth and cost reduction were keys to our higher profitability. Stronger markets in North and South America contributed to achieving 14% sales growth, excluding currency and acquisitions in 2004. Higher production volumes and improved supply chain performance led to productivity gains. In addition, we demonstrated strong free cash flow of $187.5 million in 2004 which contributed to an improved balance sheet and a net debt to capital ratio of 37% at the end of 2004.”

     “In 2005, we expect to take further actions to better position AGCO for the future,” said Mr. Richenhagen. “We plan to leverage our improved level of profitability by increasing our investments in product development and cost reduction projects which are expected to improve our competitive position and productivity in future years. In addition, we are focusing on improving our distribution and customer support network in all of our markets. We believe that these initiatives will enable AGCO to further leverage its brand and technology strengths.”

     Fourth Quarter and Full Year Results

     For the fourth quarter of 2004, AGCO reported net sales of $1,534.1 million and net income of $50.7 million, or $0.52 per share. Adjusted net income, excluding restructuring and other infrequent (income) expenses, was $50.6 million, or $0.52 per share. For the fourth quarter of 2003, AGCO reported net sales of $1,035.1 million and net income of $29.8 million, or $0.39 per share. Adjusted net income, excluding restructuring and other infrequent expenses, in the fourth quarter of 2003 was $30.4 million, or $0.40 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended December 31, 2004 and 2003:

	2004				2003
	(in millions, except per share data)
			Earnings				Earnings
	Operating	Net	Per		Operating	Net	Per
	Income	Income(1)	Share(1) (2)		Income	Income(1)	Share(1)(2)

As adjusted	$88.3	$50.6	$0.52	(4)	$63.7	$30.4	$0.40
Restructuring and other infrequent (income) expenses(3)	(1.0)	(0.1)	—		(0.2)	0.6	0.01

As reported	$89.3	$50.7	$0.52		$63.9	$29.8	$0.39

(1)	Net income and earnings per share amounts are after tax.

(2)	Earnings per share amounts include the impact of the contingently convertible senior subordinated notes.

(3)	The restructuring and other infrequent (income) expenses recorded in the fourth quarter of 2004 relate primarily to the reversal of $4.1 million ($2.9 million after-tax) of a previously established provision related to the Company’s pension scheme in the U.K., offset by $3.2 million of charges ($2.8 million after-tax) associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations and its Finnish tractor manufacturing operations. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. See Note 3 to the condensed consolidated financial statements for further explanation.

(4)	Excluding the impact of the contingently convertible notes to the calculation of diluted net income per share, weighted average shares outstanding would decrease by approximately 9.0 million shares from 99.7 million shares to 90.7 million shares, resulting in adjusted earnings per share of $0.56 per share.

     For the full year of 2004, AGCO reported net sales of $5,273.3 million and net income of $158.8 million, or $1.71 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $162.4 million, or $1.75 per share. For the full year of 2003, AGCO reported net sales of $3,495.3 million and net income of $74.4 million, or $0.98 per share. Adjusted net income, excluding restructuring and other infrequent expenses, for the full year of 2003, was $94.2 million, or $1.24 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the full years ended December 31, 2004 and 2003:

	2004				2003
	(in millions, except per share data)
			Earnings				Earnings
	Operating	Net	Per		Operating	Net	Per
	Income	Income(1)	Share(1) (2)		Income	Income(1)	Share(1)(2)

As adjusted	$323.6	$162.4	$1.75	(4)	$211.9	$94.2	$1.24
Restructuring and other infrequent expenses(3)	0.1	3.6	0.04		27.6	19.8	0.26

As reported	$323.5	$158.8	$1.71		$184.3	$74.4	$0.98

(1)	Net income and earnings per share amounts are after tax.

(2)	Earnings per share amounts include the impact of the contingently convertible senior subordinated notes.

(3)	The restructuring and other infrequent expenses recorded during 2004 relate primarily to $11.5 million pre-tax ($11.5 million after-tax) of charges associated with the rationalization of the Randers, Denmark combine manufacturing operations announced in July 2004 and $1.9 million of charges ($1.4 million after-tax) associated with various rationalization initiatives in Europe and the U.S., offset by gains on the sale of property, plant and equipment and restructuring reserve reversals totaling $9.2 million on a pre-tax basis ($6.4 million after-tax) related to the Coventry, England facility closure and a reversal of $4.1 million ($2.9 million after-tax) of a previously established provision related to the Company’s pension scheme in the U.K. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. See Note 3 to the condensed consolidated financial statements for further explanation.

(4)	Excluding the impact of the contingently convertible debt to the calculation of diluted net income per share, weighted average shares outstanding would decrease by approximately 9.0 million shares from 95.6 million shares to 86.6 million shares, resulting in adjusted earnings per share of $1.87 per share.

     Other non-GAAP measures referred to in this release are discussed in Note 11 to the condensed consolidated financial statements.

     AGCO’s net sales increased 48% for the fourth quarter and 51% for the full year of 2004 primarily due to the acquisition of Valtra in January 2004, sales growth in each of the Company’s geographical segments and positive currency translation impacts. Valtra represented approximately 27% of the growth for the quarter and approximately 29% of the growth for the full year with net sales of approximately $282.1 million in the fourth quarter and $1,007.5 million for the full year of 2004. In addition, the consolidation of the GIMA transmission joint venture and the impact of currency translation contributed approximately 6% of the growth for the quarter and approximately 8% for the full year. The balance of the sales growth was attributable to stronger end markets, particularly in North America and South America, favorable response to new products and distribution, and improved product availability.

     Adjusted operating income increased $24.6 million for the fourth quarter and $111.7 million for the full year of 2004 compared to 2003. Increased operating income was achieved through the contribution of Valtra, higher sales volumes and improved operating margins. Offsetting these positive factors was the impact of the weak U.S. dollar, higher steel costs and additional non-cash amortization of purchased intangible assets related to the Valtra acquisition. Reported operating income in 2004 also increased compared to 2003 due to lower restructuring and other infrequent expenses in 2004.

     In AGCO’s Europe Africa Middle East operations, operating income improved $37.1 million for the fourth quarter and $73.2 million for the full year. The increase in 2004 reflects the contribution of Valtra, higher sales volume, productivity gains and currency translation benefits. Improved productivity and supply chain performance in the Beauvais, France plant contributed to better product availability and higher margins. Operating income in AGCO’s South America operations increased by $1.7 million for the quarter and $65.4 million for the full year. For the fourth quarter, the operating income contribution from Valtra was offset by lower margins due to higher input and operating costs and lower production volume. For the full year, operating income in South America was significantly higher in 2004 resulting from stronger end markets, production efficiencies and price realization. In North America, operating income decreased $4.4 million for the fourth quarter and $7.0 million for the full year. Although higher sales volumes were achieved from improved market conditions in North America, these benefits were offset by reduced margins due to the impact of the weak dollar on products imported from Europe and Brazil as well as higher steel costs. Operating income in the Asia Pacific region increased $0.1 million for the fourth quarter and $9.7 million for the full year primarily resulting from the operating income contribution from Valtra, improved product availability, improved market conditions and currency translation benefits.

     Regional Market Results

     North America – Industry unit retail sales of tractors for the full year of 2004 increased approximately 12% over the comparable prior year period resulting from increases in all tractor segments, with the largest growth in high-horsepower equipment. Industry unit retail sales of combines were approximately 41% higher than the prior year. AGCO’s unit retail sales of tractors and combines were also higher for the full year of 2004 over 2003.

     Western Europe – Industry unit retail sales of tractors for the full year of 2004 increased approximately 2% over the comparable prior year period. Retail demand improved in France and Italy but declined in Finland and the higher horsepower sector in Germany. Including the impact of Valtra sales in both periods, AGCO’s unit retail sales for the full year of 2004 also increased when compared to the prior year period.

     South America – Industry unit retail sales of tractors for the full year of 2004 increased approximately 8% over the prior year period. Tractor demand declined slightly in Brazil but was offset by significant increases in Argentina and other South American markets. Industry retail unit sales of combines for the full year of 2004 were approximately 8% higher than the prior year, with increases in both Brazil and Argentina. Including the impact of Valtra sales in both periods, AGCO’s South American unit retail sales of tractors and combines also increased in the full year of 2004 compared to 2003.

     Rest of World Markets – Outside of North America, Western Europe and South America, AGCO’s net sales for the full year of 2004, excluding Valtra, were approximately 14% higher than 2003 due to higher sales in Australia, Asia, Eastern Europe and the Middle East.

     “AGCO performed well in all major markets in 2004,” stated Mr. Richenhagen. “In North America, equipment demand improved significantly over prior years as farmers enjoyed record harvests, strong commodity prices and tax incentives. In South America, the market in 2004 remained strong, driven by high farm income. However, we saw some softening in demand in the fourth quarter resulting from the effects of lower commodity prices and the weak dollar. In Western Europe, the end markets demonstrated mixed results but were relatively flat, as a whole, despite improved harvest and yields in 2004.”

     “In 2005, we anticipate industry retail sales conditions to be mixed,” continued Mr. Richenhagen. “In North America, despite a decline in commodity prices, we expect the end markets to remain at or above current levels as farmers benefit from high farm income generated in 2004. In Western Europe, industry demand is expected to be relatively flat as the benefit of a stronger harvest in 2004 is likely to be offset by lower commodity prices and the impact of the strong Euro. In South America, we expect demand to soften, particularly in the combine market and in Brazil. Lower commodity prices, increasing input costs and the weak dollar are expected to impact the soybean sector and delay further farm expansion. As a result, we expect industry demand in 2005 in South America to have meaningful declines from their strong levels of 2004.”

     Outlook

     In 2005, AGCO’s net sales are expected to grow approximately 5% resulting from currency translation, price realization and increased retail sales in most regions. In addition, the Company expects to benefit from improved productivity and other cost reduction initiatives. These benefits are expected to be partially used to fund a 20% increase in engineering expense in 2005 in order to accelerate new product introductions, common product platform designs and the expansion of the Company’s engine production. In addition, anticipated market declines in AGCO’s profitable South America operations are expected to negatively impact 2005 results. As a result, adjusted net income per share for 2005, which excludes restructuring and other infrequent expenses, is expected to remain flat to 5% higher than 2004. Reported net income per share for 2005 including all items is also expected to remain flat to 5% above 2004. First quarter adjusted net income per share in 2005 is expected to range from $0.20 to $0.25 per share. Reported net income per share in the first quarter of 2005 is expected to be $0.18 to $0.23 per share. The weighted average shares outstanding used to calculate earnings per share will be approximately 20% and 5% higher than 2004 for the first quarter and full year of 2005, respectively, to reflect additional common shares issued in March 2004.

     “We believe that 2005 will be another successful year for AGCO,” stated Mr. Richenhagen. “We are focused on offsetting the impact of the decline in the South America in addition to taking important actions which will allow AGCO to continue to improve its operations in future years.”

     Safe Harbor Statement

     Statements which are not historical facts, including projections of future sales, earnings, market conditions and our business plans are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003. The Company disclaims any obligation to update any forward-looking statements.

* * * * *

     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 22, 2005. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.

* * * * *

AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, TerraGator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in Australia, the United Kingdom, France, Germany, Ireland, and Brazil. In 2004, AGCO had net sales of $5.3 billion.

# # # # #

Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$325.6	$147.0
Accounts and notes receivable, net	823.2	553.6
Inventories, net	1,069.4	803.6
Other current assets	186.3	180.3

Total current assets	2,404.5	1,684.5
Property, plant and equipment, net	593.3	434.2
Investment in affiliates	114.5	91.6
Deferred tax assets	146.1	138.8
Other assets	70.1	72.5
Intangible assets, net	238.2	86.1
Goodwill	730.6	331.7

Total assets	$4,297.3	$2,839.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.9	$2.2
Accounts payable	601.9	393.2
Accrued expenses	660.3	490.2
Other current liabilities	89.9	43.5

Total current liabilities	1,359.0	929.1
Long-term debt, less current portion	1,151.7	711.1
Pensions and postretirement health care benefits	247.3	201.9
Other noncurrent liabilities	116.9	91.2

Total liabilities	2,874.9	1,933.3

Stockholders’ Equity:
Common stock	0.9	0.8
Additional paid-in capital	893.2	590.3
Retained earnings	793.8	635.0
Unearned compensation	(0.2)	(0.5)
Accumulated other comprehensive loss	(265.3)	(319.5)

Total stockholders’ equity	1,422.4	906.1

Total liabilities and stockholders’ equity	$4,297.3	$2,839.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2004	2003
Net sales	$1,534.1	$1,035.1
Cost of goods sold	1,269.3	859.2

Gross profit	264.8	175.9

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.1 million and $0.1 million for the three months ended December 31, 2004 and 2003, respectively)	146.1	91.7
Engineering expenses	26.3	20.1
Restructuring and other infrequent income	(1.0)	(0.2)
Amortization of intangibles	4.1	0.4

Income from operations	89.3	63.9

Interest expense, net	15.2	14.3
Other expense, net	6.6	6.4

Income before income taxes and equity in net earnings of affiliates	67.5	43.2

Income tax provision	22.6	16.4

Income before equity in net earnings of affiliates	44.9	26.8

Equity in net earnings of affiliates	5.8	3.0

Net income	$50.7	$29.8

Net income per common share:

Basic	$0.56	$0.40

Diluted	$0.52	$0.39

Weighted average number of common and common equivalent shares outstanding:
Basic	90.3	75.3

Diluted	99.7	76.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Year Ended December 31,
	2004	2003
Net sales	$5,273.3	$3,495.3
Cost of goods sold	4,320.4	2,878.9

Gross profit	952.9	616.4

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.5 million and $0.6 million for the years ended December 31, 2004 and 2003, respectively)	509.8	331.4
Engineering expenses	103.7	71.4
Restructuring and other infrequent expenses	0.1	27.6
Amortization of intangibles	15.8	1.7

Income from operations	323.5	184.3

Interest expense, net	77.0	60.0
Other expense, net	22.1	26.0

Income before income taxes and equity in net earnings of affiliates	224.4	98.3

Income tax provision	86.2	41.3

Income before equity in net earnings of affiliates	138.2	57.0

Equity in net earnings of affiliates	20.6	17.4

Net income	$158.8	$74.4

Net income per common share:

Basic	$1.84	$0.99

Diluted	$1.71	$0.98

Weighted average number of common and common equivalent shares outstanding:
Basic	86.2	75.2

Diluted	95.6	75.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$158.8	$74.4

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	84.3	58.8
Deferred debt issuance cost amortization	13.2	5.4
Amortization of intangibles	15.8	1.7
Restricted stock compensation	0.3	0.5
Equity in net earnings of affiliates, net of cash received	(6.1)	(0.8)
Deferred income tax expense/(benefit)	14.5	(12.3)
Gain on sale of property, plant and equipment	(8.7)	—
Write-down of property, plant and equipment	9.5	1.6
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(39.9)	11.5
Inventories, net	(65.1)	13.8
Other current and noncurrent assets	(10.5)	(20.4)
Accounts payable	53.2	(16.5)
Accrued expenses	38.5	(50.9)
Other current and noncurrent liabilities	8.1	21.2

Total adjustments	107.1	13.6

Net cash provided by operating activities	265.9	88.0

Cash flows from investing activities:
Purchase of property, plant and equipment	(78.4)	(78.7)
Proceeds from sales of property, plant and equipment	46.0	14.9
(Purchase)/sale of businesses, net of cash acquired	(765.7)	1.5
Proceeds from sale of unconsolidated affiliates	1.0	4.5

Net cash used in investing activities	(797.1)	(57.8)

Cash flows from financing activities:
Proceeds from debt obligations, net	413.6	84.3
Payment of debt issuance costs	(21.0)	(9.8)
Proceeds from issuance of common stock	302.9	2.5

Net cash provided by financing activities	695.5	77.0

Effect of exchange rate changes on cash and cash equivalents	14.3	5.5

Increase in cash and cash equivalents	178.6	112.7
Cash and cash equivalents, beginning of period	147.0	34.3

Cash and cash equivalents, end of period	$325.6	$147.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1. BASIS OF PRESENTATION

     The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the “Company” or “AGCO”) included herein have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company’s financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and our Form 8-K dated June 2, 2004. Certain reclassifications of previously reported financial information were made to conform to the current presentation.

2. ACQUISITIONS

     On January 5, 2004, the Company acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for €606.1 million, net of approximately €19.8 million cash acquired (approximately $760 million, net). Valtra is a global tractor and off-road engine manufacturer in the Nordic region of Europe and Latin America. The acquisition of Valtra provides the Company with the opportunity to expand its business in significant global markets by utilizing Valtra’s technology and productivity leadership in the agricultural equipment market. The acquired assets and liabilities consist primarily of inventories, accounts receivable, property, plant and equipment, technology, tradenames, trademarks, customer relationships and patents. The results of operations for the Valtra acquisition have been included in the Company’s Condensed Consolidated Financial Statements from the date of acquisition. The Valtra acquisition was accounted for in accordance with SFAS No. 141, “Business Combinations,” and accordingly, the Company has allocated the purchase price to the assets acquired and the liabilities assumed based on their fair values as of the acquisition date. The Company recorded approximately $358.4 million of goodwill and approximately $156.9 million of other identifiable intangible assets such as tradenames, trademarks, technology and related patents, and customer relationship intangibles as part of the purchase price allocation. The Company completed the initial funding of the cash purchase price of Valtra through the issuance of $201.3 million principal amount of convertible senior subordinated notes in December 2003, funds borrowed under the Company’s new revolving credit and term loan facilities which were entered into January 5, 2004, and $100.0 million borrowed under an interim bridge facility that also closed on January 5, 2004 (Note 5).

3. RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     The restructuring and other infrequent expenses recorded during 2004 relate primarily to an $8.2 million pre-tax write-down ($8.2 million after-tax) of property, plant and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations announced in July 2004, $3.3 million of severance and facility closure costs ($3.3 million after-tax) associated with the Randers rationalization, a $1.4 million charge ($1.0 million after-tax) associated with the rationalization of certain administrative functions within the Company’s Finnish tractor manufacturing facility as well as $0.5 million of charges ($0.4 million after-tax) associated with various rationalization initiatives in Europe and the U.S. These charges were offset by gains on the sale of the Company’s Coventry, England facility and related machinery and equipment of $8.3 million on a pre-tax basis ($5.8 million after-tax), $0.9 million ($0.6 million after-tax) of restructuring reserve reversals related to the Coventry closure and a reversal of $4.1 million ($2.9 million after-tax) of the previously established provision related to litigation involving the Company’s U.K. pension plan. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The following provides additional detail related to these activities.

     During the fourth quarter of 2004, the Company initiated the restructuring of certain administrative functions within its Finnish tractor manufacturing operations, resulting in the termination of approximately 58 employees. The Company recorded severance costs of approximately $1.4 million associated with this rationalization. As of December 31, 2004, 16 of the 58 employees had been terminated. The $1.4 million of severance payments accrued at December 31, 2004 will be paid during 2005.

     On July 2, 2004, the Company announced and initiated a plan related to the restructuring of its European combine manufacturing operations located in Randers, Denmark, to include the elimination of the facility’s component manufacturing operations, as well as the rationalization of the combine model range to be assembled in Randers. The components of the restructuring expenses are summarized in the following table:

	Write-down
	of Property,		Employee	Facility
	Plant and	Employee	Retention	Closure
	Equipment	Severance	Payments	Costs	Total
2004 provision	$8.2	$1.1	$2.1	$0.1	$11.5
Less: Non-cash expense	8.2	—	—	—	8.2

Cash expense	—	1.1	2.1	0.1	3.3
2004 cash activity	—	(0.2)	(0.4)	—	(0.6)
Foreign currency translation	—	—	0.1	—	0.1

Balances as of December 31, 2004	$—	$0.9	$1.8	$0.1	$2.8

     The write-down of certain property, plant and equipment within the component manufacturing operation represents the impairment of real estate and machinery and equipment resulting from the restructuring, as the rationalization will eliminate a majority of the square footage utilized in the facility. The impairment charge was based upon the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The land, buildings, machinery, equipment and tooling will be disposed of or marketed for sale after the facility’s component manufacturing production ceases in the first quarter of 2005. The severance costs relate to the termination of 298 employees. As of December 31, 2004, 240 of the 298 employees had been terminated. The employee retention payments relate to incentives paid to Randers employees who will remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. Total cash restructuring costs associated with the plan are expected to be approximately $4.0 million to $5.0 million. The Company has also recorded a write-down of approximately $3.7 million of inventory, reflected in costs of goods sold, during 2004, related to inventory that was identified as obsolete as a result of the rationalization. The $2.8 million of restructuring costs accrued at December 31, 2004 are expected to be incurred during 2005.

     During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company’s Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

	Write-down
	of Property,		Employee	Facility
	Plant and	Employee	Retention	Closure
	Equipment	Severance	Payments	Costs	Total
2002 provision	$11.2	$8.3	$18.3	$2.4	$40.2
Less: Non-cash expense	11.2	—	—	—	11.2

Cash expense	—	8.3	18.3	2.4	29.0
2002 cash activity	—	(0.1)	(0.3)	(0.3)	(0.7)

Balances as of December 31, 2002	—	8.2	18.0	2.1	28.3

2003 provision	—	—	10.2	1.8	12.0
2003 cash activity	—	(8.9)	(26.7)	(2.5)	(38.1)
Foreign currency translation	—	1.2	0.5	0.2	1.9

Balances as of December 31, 2003	—	0.5	2.0	1.6	4.1

2004 provision reversal	—	—	(0.4)	(0.5)	(0.9)
2004 cash activity	—	(0.5)	(1.4)	(0.8)	(2.7)
Foreign currency translation	—	—	0.1	0.1	0.2

Balances as of December 31, 2004	$—	$—	$0.3	$0.4	$0.7

     The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market at the time the decision was made to close the facility. The Company determined through discussions with third party real estate advisors that the land and buildings were not impaired. During the fourth quarter of 2003, the Company sold machinery and equipment at auction and, as a result of those sales, recognized a net gain of approximately $2.0 million. This gain was reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2003. On January 30, 2004, the Company sold the land, buildings and improvements of the Coventry facility for approximately $41.0 million, and as a result of that sale, recognized a net gain, after selling costs, of approximately $6.9 million. This gain was reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2004. The Company will lease part of the facility back from the buyers for a period of three years, with the ability to exit the lease within two years from the date of the sale. The Company received approximately $34.4 million of the sale proceeds on January 30, 2004 and the remaining $6.6 million on January 28, 2005. In addition, the Company completed the auctions of the remaining machinery and equipment, as well as finalized the sale of the facility (and associated selling costs) during the second quarter of 2004, and recorded an additional $1.4 million in net gains related to such actions. The net gains were reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations.

     The severance costs relate to the termination of 1,049 employees. As of December 31, 2004, 1,024 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. During 2004, the Company reversed approximately $0.9 million of provisions related to the restructuring that had been previously established. The reversals were necessary to adequately reflect more accurate estimates of remaining obligations related to retention payments, lease termination payouts and other exit costs, as some employees have been redeployed or have been terminated earlier than estimated, and as some supplier and rental contracts have been finalized and terminated earlier than anticipated. The $0.7 million of restructuring costs accrued at December 31, 2004 are expected to be incurred during 2005.

     In October 2002, the Company applied to the High Court in London, England, for clarification of a provision in its U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of the Company’s Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against the Company’s position that reduced pension payments are payable in the context of early retirements or terminations. The Company appealed the High Court’s ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The representatives of the beneficiaries of the pension plan sought the right to appeal to the House of Lords, and on March 26, 2004, the House of Lords denied their request.

As a result of the High Court’s ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore the Company recorded a charge in the second quarter of 2003, included in “Restructuring and other infrequent expenses,” of approximately £7.5 million ($12.4 million) to reflect its estimate of the additional pension liability associated with previous early retirement programs. Subsequently, as full details of the Court of Appeal judgment were published, the Company received more detailed legal advice regarding the specific circumstances in which the past voluntary retirements would be subject to the Court’s ruling. Based on this advice, the Company completed a detailed review of past terminations during the fourth quarter of 2004, and concluded that the number of former employees who are considered to be eligible to receive enhanced pensions under the Court’s ruling was lower than the Company’s initial estimate. The Company therefore recorded a reversal of the established provision of approximately £2.5 million ($4.1 million) during the fourth quarter of 2004, which was included in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations.

     During 2002 and 2003, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses in total of approximately $4.6 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company’s European engineering and marketing personnel, certain components of the Company’s German manufacturing facilities located in Kempten and Marktoberdorf, Germany, as well as a European combine engineering rationalization that was initiated during 2003. During the year ended 2004, the Company recorded $0.2 million of restructuring and other infrequent expenses associated with these European rationalization initiatives, as well as $0.3 million of charges related to the closure and consolidation of Valtra’s U.S. and Canadian sales offices into the Company’s existing U.S. and Canadian sales organizations and a loss on the sale of the DeKalb, Illinois facility. Of the $5.1 million of total costs, approximately $4.0 million relate to severance costs associated with the termination of approximately 215 employees in total. At December 31, 2004, a total of approximately $4.5 million of expenses had been incurred and paid. The remaining accrued balance of $0.6 million as of December 31, 2004 is expected to be incurred during 2005.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company’s acquired intangible assets are as follows:

	December 31, 2004		December 31, 2003
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amounts	Amortization	Amounts	Amortization
Amortized intangible assets:
Trademarks and tradenames	$32.9	$(3.7)	$31.8	$(2.5)
Customer relationships	81.7	(9.4)	3.5	(1.0)
Patents and technology	51.4	(7.8)	1.1	(0.2)

Total	$166.0	$(20.9)	$36.4	$(3.7)

Unamortized intangible assets:
Trademarks	$93.1		$53.4

     Changes in the carrying amount of goodwill during the year ended December 31, 2004 are summarized as follows:

	North	South	Europe/Africa/
	America	America	Middle East	Consolidated
Balance as of December 31, 2003	$165.5	$42.3	$123.9	$331.7
Acquisition	—	68.8	289.6	358.4
Foreign currency translation	—	9.7	30.8	40.5

Balance as of December 31, 2004	$165.5	$120.8	$444.3	$730.6

5. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 2004 and December 31, 2003:

	December 31,	December 31,
	2004	2003
Credit facility	$424.7	$—
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
9 1/2% Senior notes due 2008	250.0	250.0
6 7/8% Senior subordinated notes due 2014	271.1	—
8 1/2% Senior subordinated notes due 2006	—	249.3
Other long-term debt	11.5	12.7

	1,158.6	713.3
Less: Current portion of long-term debt	(6.9)	(2.2)

Total long-term debt, less current portion	$1,151.7	$711.1

     The Company’s credit facility provides for a $300.0 million multi-currency revolving credit facility, a $300.0 million U.S. dollar denominated term loan and a €120.0 million (or approximately $162.7 million) Euro denominated term loan. The revolving credit facility will mature in March 2008. The maturity date of the revolving credit facility may be extended to December 2008 if the Company’s existing 9 1/2% senior notes due 2008 are refinanced on terms specified by the lenders prior to such date. Both term loans will amortize at the rate of one percent per annum until the maturity date. The maturity date for the term loans is March 2008. The maturity date of the term loans may be extended to June 2009 if the aforementioned senior notes are refinanced on terms specified by the lenders prior to such date. The revolving credit and term facilities are secured by a majority of the Company’s U.S., Canadian, Finnish and U.K. based assets and a pledge of a portion of the stock of the Company’s domestic and material foreign subsidiaries. Interest accrues on amounts outstanding under the facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.50% and 2.25% based upon the Company’s senior debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.25% and 1.0% based on the Company’s senior debt ratio. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company must also fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility.

     The Company borrowed $100.0 million under an interim bridge loan facility on January 5, 2004. On April 7, 2004, the bridge loan facility was repaid with proceeds from a common stock offering as described in Note 6.

     On April 23, 2004, the Company completed its offering of €200.0 million of 6 7/8% senior subordinated notes due 2014, and received proceeds of approximately $234 million, after offering related fees and expenses. On May 24, 2004, the Company used the net proceeds of the offering and available cash to redeem its $250.0 million principal amount of 8 1/2% senior subordinated notes. The 6 7/8% senior subordinated notes are unsecured obligations and are subordinated in right of payment to the Company’s 9 1/2% senior notes, and any existing or future senior indebtedness. Interest is payable on the notes at 6 7/8% per annum, payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2004. Beginning April 15, 2009, the Company may redeem the notes, in whole or in part, initially at 103.438% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after April 15, 2012. In addition, before April 15, 2009, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium. Before April 15, 2007, the Company may also redeem up to 35% of the notes at 106.875% of their principal amount using the proceeds from sales of certain kinds of capital stock. The notes include certain covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends.

6. COMMON STOCK OFFERING

     On April 7, 2004, the Company sold 14,720,000 shares of its common stock in an underwritten public offering, and received net proceeds of approximately $300.1 million. The Company used the net proceeds to repay the $100.0 million interim bridge loan facility, to repay borrowings under its credit facility and to pay offering related fees and expenses.

7. INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventories at December 31, 2004 and December 31, 2003 were as follows:

	December 31,	December 31,
	2004	2003
Finished goods	$432.5	$285.3
Repair and replacement parts	313.2	270.2
Work in process	103.6	80.7
Raw materials	220.1	167.4

Inventories, net	$1,069.4	$803.6

8. ACCOUNTS RECEIVABLE SECURITIZATION

     At December 31, 2004, the Company had accounts receivable securitization facilities in the United States, Canada and Europe totaling approximately $499.1 million. During the second quarter 2004, the Company amended certain provisions of its United States and Canada receivable securitization facilities including the expansion of the facilities by an additional $30.0 million and $10.0 million, respectively, and to eliminate the ratings triggers in the facilities. At December 31, 2004, these additional amounts had not been utilized. Under the securitization facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately $458.9 million at December 31, 2004 and $448.4 million at December 31, 2003. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $4.3 million and $3.8 million for the three months ended December 31, 2004 and 2003, respectively, and were $15.6 million and $14.6 million for the year ended December 31, 2004 and 2003, respectively.

9. EARNINGS PER SHARE

     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and has included approximately 9.0 million additional shares of common stock that may be issued upon conversion of the Company’s outstanding 1.75% convertible senior subordinated notes in its diluted earnings per share calculation for both the quarter and year ended December 31, 2004. In addition, diluted earnings per share is required to be restated for each period that the convertible debt was outstanding. AGCO’s convertible senior subordinated notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible senior subordinated notes included in the diluted earnings per share calculation does not reflect a tax benefit. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share is as follows:

	2004		2003
	Quarter		Quarter
	Ending	Year Ending	Ending	Year Ending
	December 31,	December 31,	December 31,	December 31,
Basic net income per share:
Net income	$50.7	$158.8	$29.8	$74.4

Weighted average number of common shares outstanding	90.3	86.2	75.3	75.2

Basic net income per share	$0.56	$1.84	$0.40	$0.99

Diluted net income per share:
Net income	$50.7	$158.8	$29.8	$74.4
After-tax interest expense on contingently convertible senior subordinated notes	1.1	4.6	0.1	0.1

Net income for purposes of computing diluted net income per share	$51.8	$163.4	$29.9	$74.5

Weighted average number of common shares outstanding	90.3	86.2	75.3	75.2
Dilutive stock options and restricted stock awards	0.4	0.4	0.4	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	9.0	9.0	0.8	0.2

Weighted average number of common and common share equivalents outstanding for purposes of computing diluted earnings per share	99.7	95.6	76.5	75.8

Diluted net income per share	$0.52	$1.71	$0.39	$0.98

10. SEGMENT REPORTING

     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. During the first quarter of 2004, the Company modified its segment reporting from five reportable segments to four reportable segments. The Company no longer considers the Sprayers division a reportable segment under the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” due to organizational changes and changes in the distribution and servicing of certain Sprayer products which became effective January 1, 2004. Therefore, the results for 2003 have been reclassified to conform to the current presentation. All intercompany transactions between the segments have been eliminated. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months and year ended December 31, 2004 and 2003 are as follows:

Three Months Ended	North	South	Europe/Africa	Asia/
December 31,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$398.5	$194.5	$889.4	$51.7	$1,534.1
Income from operations	2.9	23.0	70.7	8.5	105.1

2003
Net sales	$337.8	$125.7	$520.8	$50.8	$1,035.1
Income from operations	7.3	21.3	33.6	8.4	70.6

Year Ended	North	South	Europe/Africa	Asia/
December 31,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$1,412.5	$796.8	$2,873.0	$191.0	$5,273.3
Income from operations	32.6	126.6	186.8	32.9	378.9

2003
Net sales	$1,176.2	$416.3	$1,758.8	$144.0	$3,495.3
Income from operations	39.6	61.2	113.6	23.2	237.6

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Segment income from operations	$105.1	$70.6	$378.9	$237.6
Corporate expenses	(12.6)	(6.4)	(39.0)	(23.4)
Restricted stock compensation expense	(0.1)	(0.1)	(0.5)	(0.6)
Restructuring and other infrequent income (expenses)	1.0	0.2	(0.1)	(27.6)
Amortization of intangibles	(4.1)	(0.4)	(15.8)	(1.7)

Consolidated income from operations	$89.3	$63.9	$323.5	$184.3

11. RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

     This earnings release discloses free cash flow as well as operating income, net income and earnings per share excluding restructuring and other infrequent expenses, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the “Fourth Quarter and Full Year Results” summary or in the notes to the earnings release. The Company believes that these financial measures are useful to investors because either they exclude transactions of an unusual nature, or are recognized by investors as commonly used financial measures. The Company uses this information in monitoring and evaluating the on-going performance of its operations. The following is a reconciliation of free cash flow to net cash provided by operating activities:

2004
Net cash provided by operating activities	$265.9
Less:
Capital expenditures	78.4

Free cash flow	$187.5